UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2016

ImmunoGen, Inc.

(Exact Name of Registrant as Specified in its Charter)

Massachusetts	0-17999	04-2726691
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

830 Winter Street, Waltham, MA 02451

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (781) 895-0600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On June 15, 2016, ImmunoGen, Inc. (also referred to as “we,” “our,” “us” or “ImmunoGen”) entered into a purchase agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $100 million aggregate principal amount of 4.50% Convertible Senior Notes due 2021 (the “Notes”) in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) (the “Rule 144A Offering”). In addition, we granted the Initial Purchasers a 30-day option to purchase up to an additional $15 million aggregate principal amount of the Notes on the same terms and conditions.

The Purchase Agreement includes customary representations, warranties and covenants by us and customary closing conditions. Under the terms of the Purchase Agreement, we have agreed to indemnify the Initial Purchasers against certain liabilities. The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement filed herewith as Exhibit 10.1 which is incorporated herein by reference. The Purchase Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about us. The representations, warranties and covenants contained in the Purchase Agreement were made only for purposes of such agreement and as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Purchase Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Purchase Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of ImmunoGen or any of our subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Purchase Agreement, and this subsequent information may or may not be fully reflected in our public disclosure.

We estimate that the net proceeds from the Rule 144A Offering will be approximately $96.7 million and intend to use the proceeds for its operations, including but not limited to clinical trial expenditures, including the manufacture of our experimental therapies, other research and development expenditures, and other corporate purposes, capital expenditures and working capital.

On June 20, 2016, we completed the sale of $100 million aggregate principal amount of the Notes in the Rule 144A Offering. In connection with the sale of the Notes, we entered into an indenture by and between us and Wilmington Trust, National Association, as trustee (the “Indenture”), and issued the Notes pursuant thereto. The Notes bear interest at a rate of 4.50% per year, payable semi-annually in arrears on July 1 and January 1 of each year, commencing January 1, 2017. The Notes will mature on July 1, 2021, unless earlier repurchased or converted.

The Notes are convertible at an initial conversion rate of 238.7775 shares of our common stock per $1,000 principal amount of the Notes, subject to adjustment under the Indenture, which is equal to an initial conversion price of approximately $4.19 per share of common stock. Upon conversion, the Notes will be settled in shares of our common stock, together with a cash payment in lieu of delivering any fractional share. The conversion rate will be subject to adjustment in some events but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate events that occur prior to the maturity date, we will increase the conversion rate for a holder who elects to convert its Notes in connection with such a corporate event in certain circumstances.

If ImmunoGen undergoes a “fundamental change” (as defined in the Indenture), holders may require us to repurchase for cash all or any portion of their Notes at a fundamental change repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the fundamental change repurchase date.

The Notes are ImmunoGen’s senior unsecured obligations and will rank: senior in right of payment to any of our existing and future indebtedness that is expressly subordinated in right of payment to the Notes; equal in right of payment to any of our existing and future indebtedness that is not so subordinated; and effectively junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness.

The Notes will not be guaranteed by any of our existing or future subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due with respect to the Notes or to make any funds available therefor, whether by dividends, loans or other payments. The Notes will effectively rank junior in right of payment to all existing and future debt and other liabilities of our subsidiaries. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and, therefore, the right of the holders of Notes to participate in those assets, will be subject to prior claims of creditors of the subsidiary, including trade creditors, and such subsidiary may not have sufficient assets remaining to make any payments to ImmunoGen as a shareholder or otherwise.

The Indenture also provides for customary events of default which include, without limitation, the following: default in any payment of interest which continues for a period of 30 days; default in the payment of principal of any Note when due and payable (whether at stated maturity, upon any required purchase, or otherwise); our failure to comply with its conversion obligations under the Notes or the repurchase price upon the occurrence of a fundamental change; certain defaults by us or any of our significant subsidiaries with respect to certain indebtedness in excess of $15 million; and certain events of bankruptcy, insolvency, or reorganization with respect to us or any of our significant subsidiaries.

Subject to certain exceptions, we have agreed not to sell or transfer any of our common stock for 60 days without first obtaining the written consent of J.P. Morgan Securities LLC on behalf of the Initial Purchasers. Our directors and executive officers have also agreed not to sell or transfer any of our common stock for 60 days, subject to certain exceptions, without first obtaining the written consent of J.P. Morgan Securities LLC on behalf of the Initial Purchasers.

The Indenture and form of Note are filed herewith as Exhibit 4.1 and Exhibit 4.2, respectively, and are incorporated by reference herein. The foregoing description of the terms of the Notes and the Indenture does not purport to be complete and is qualified in its entirety by reference to such exhibits.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.                                        Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02

Item 5.03.                                        Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)                  On June 15, 2016, our Board of Directors approved an amendment to Article VI, Section 6.1 to our Amended and Restated By-Laws to provide that ImmunoGen’s fiscal year shall be determined by resolution of our Board of Directors.  The full text of our Amended and Restated By-Laws, as amended on June 15, 2016, is filed herewith as Exhibit 3.1 and is incorporated herein by reference.

(b)                  Pursuant to the foregoing amendment, our Board of Directors approved a change in ImmunoGen’s fiscal year from a fiscal year ending on the last day of June of each year to a calendar fiscal year ending on the last day of December of each year, effective January 1, 2017.  Our transition plan for filing periodic reports with the Securities and Exchange Commission (the “SEC”) is to:

•                  for the fiscal year ending June 30, 2016, file with the SEC an Annual Report on Form 10-K;

•                  for the six-month transition period from July 1, 2016 through December 31, 2016, file (i) a Quarterly Report on Form 10-Q for the quarter ending September 30, 2016 and (ii) an Annual Report on Form 10-KT for the full transition period ending December 31, 2016; and

•                  beginning with calendar year 2017, file all periodic reports with the SEC on Forms 10-Q and 10-K on a calendar year basis.

Item 8.01.                                        Other Events

On June 15, 2016, we issued a press release announcing the pricing of the Rule 144A Offering. A copy of the press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits.

3.1	Amended and Restated By-Laws, as of June 15, 2016.
4.1	Indenture, dated as of June 20, 2016, by and between the Registrant and Wilmington Trust, National Association, as Trustee.
4.2	Form of Note representing the Registrant’s 4.50% Convertible Senior Notes due 2021 (included as Exhibit A to the Indenture filed as Exhibit 4.1).
10.1	Purchase Agreement, dated June 15, 2016, by and between the Registrant and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein.
99.1	Press Release of ImmunoGen, Inc., dated June 15, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 20, 2016	IMMUNOGEN, INC.

	By:	/s/ David B. Johnston
	Name:	David B. Johnston
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated By-Laws, as of June 15, 2016.

4.1	Indenture, dated as of June 20, 2016, by and between the Registrant and Wilmington Trust, National Association, as Trustee.

4.2	Form of Note representing the Registrant’s 4.50% Convertible Senior Notes due 2021 (included as Exhibit A to the Indenture filed as Exhibit 4.1).

10.1	Purchase Agreement, dated June 15, 2016, by and between the Registrant and J.P. Morgan Securities LLC, as representative of the initial purchasers named therein.

99.1	Press Release of ImmunoGen, Inc., dated June 15, 2016.